Exhibit 99.01

999 Waterside Drive, Suite 800

Norfolk, VA 23510

757-222-9500 (Phone)

757-222-9502 (Fax)

NEWS RELEASE

From: Amy Cobb, Manager of Corporate Communications	October 3, 2003
(757) 222-9514	For Immediate Release

Royster-Clark Secures Re-finance Commitment

New York, NY, October 3, 2003 — Royster-Clark announced today that it has obtained a formal commitment from a consortium of three leading banks to replace its current senior secured credit facility, which expires in April of 2004. The three banks are US Bank, Bank of America and CIT Business Credit. According to Chief Financial Officer, Paul M. Murphy, the new facility will be secured by inventory, receivables and other collateral. The three-year facility will provide up to $225 million of credit availability on terms substantially similar to the company’s current $205 million facility.

This news release contains forward-looking statements that are subject to risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are general business and economic conditions; weather conditions; constraints in the availability of products and materials required to conduct the company’s business; transportation constraints; market acceptance of the company’s products, including the failure of products to generate anticipated sales levels; and, difficulties or delays in receiving required governmental or regulatory approvals.

For more information, contact Paul Murphy, 757-549-8862.

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Royster-Clark Press Release - October 3, 2003